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                                                                    EXHIBIT 99.1

                      [LETTERHEAD OF JPMORGAN CHASE BANK]

March 25, 2002

Securities and Exchange Commission
Washington, DC 20549

RE: LETTER RESPONSIVE TO TEMPORARY NOTE 3T TO ARTICLE 3 OF REGULATION S-X

Dear Sir or Madam:

    In compliance with Temporary Note 3T to Article 3 of Regulation S-X, I am writing to inform you that Arthur Andersen LLP ("Andersen") has represented to Mesa Royalty Trust (the "Trust") that Andersen's audit of the statements of assets, liabilities and trust corpus of the Trust as of December 31, 2001 and December 31, 2000, and the related statements of distributable income and changes in trust corpus for each of the three fiscal years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                          Sincerely,

                                          BY JPMORGAN CHASE BANK, Trustee

                                                     /s/ MIKE ULRICH

                                          --------------------------------------
                                                       Mike Ulrich
                                          SENIOR VICE PRESIDENT & TRUST OFFICER